EXHIBIT 99.1

Goldman Sachs BDC, Inc. Receives Investment Grade Rating from Fitch Ratings

Company Release – June 18, 2018

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (the “Company”) (NYSE: GSBD) announced today that Fitch Ratings (“Fitch”) has assigned the Company an investment grade rating of BBB-; the rating outlook is stable.

“We are pleased to receive an investment grade rating from Fitch, which we believe reflects both the quality of GSBD’s investment portfolio and the strength of Goldman Sachs Asset Management’s (“GSAM’s”) platform. We are particularly gratified by Fitch’s acknowledgment of GSAM’s differentiated risk management and proprietary loan sourcing capabilities in its assessment.” said Brendan McGovern, CEO of the Company.

“The investment grade rating from Fitch is noteworthy as we seek to capitalize on the broader range of financing strategies available to the Company following the passage of the Small Business Credit Availability Act.” added Jonathan Lamm, CFO of the Company. “We believe all of our stakeholders benefit from prudent balance sheet management, which facilitates ongoing access to both debt and equity capital markets.”

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GS BDC was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GS BDC seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. We believe that it is important to communicate our future expectations to our investors. There are likely to be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Katherine Schneider, 212-902-3122

Media Contact: Andrew Williams, 212-902-5400

Source: Goldman Sachs BDC, Inc.